Main Street Announces First Quarter 2017 Financial Results

First Quarter 2017 Net Investment Income Increased to $0.57 Per Share

First Quarter 2017 Distributable Net Investment Income Increased to $0.61 Per Share

Net Asset Value Increased to $22.44 Per Share

HOUSTON, May 4, 2017 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the first quarter of 2017.

First Quarter 2017 Highlights

  Net investment income of $31.2 million (or $0.57 per share), representing a 15% increase from the first quarter of 2016
  Distributable net investment income (1) of $33.4 million (or $0.61 per share), representing a 16% increase from the first quarter of 2016
  Total investment income of $47.9 million, representing a 14% increase from the first quarter of 2016
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expense to Assets Ratio") on an annualized basis of 1.6%
  Net increase in net assets resulting from operations of $31.5 million (or $0.57 per share)
  Declared regular monthly dividends totaling $0.555 per share for the second quarter of 2017, or $0.185 per share for each of April, May and June 2017, representing a 2.8% increase from the regular monthly dividends paid for the second quarter of 2016
  Net asset value of $22.44 per share at March 31, 2017, representing an increase of $0.34 per share, or 1.5%, compared to $22.10 per share at December 31, 2016
  Completed $58.2 million in total lower middle market ("LMM") portfolio investments, including investments totaling $50.4 million in two new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $10.1 million in total LMM portfolio investments
  Net decrease of $59.8 million in middle market portfolio investments
  Net increase of $45.8 million in private loan portfolio investments
  Fully exited portfolio company debt and equity investments in Daseke, Inc., realizing a gain of $22.9 million, a total internal rate of return of 28.3% and 2.2 times money invested

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman and Chief Executive Officer, stated, "We are pleased with our operating results for the first quarter of 2017, a quarter during which we increased our total investment income and our distributable net investment income per share over the same period in the prior year. We also continued to demonstrate the unique benefits of our differentiated lower middle market investment strategy with the realized gain from the sale of Daseke. As a result of our positive performance, we again generated distributable net investment income per share in excess of our regular monthly dividends, exceeding the regular monthly dividends paid during the quarter by approximately 10%. In addition, despite the exit of our investments in Daseke, we were still able to grow our lower middle market portfolio, which remains the key to our continued long-term success."

First Quarter 2017 Operating Results

The following table provides a summary of our operating results for the first quarter of 2017:

	Three Months Ended March 31,
	2017	2016	Change ($)	Change (%)
	(dollars in thousands, except per share amounts)
Interest income	$ 38,463	$ 32,182	$ 6,281	20%
Dividend income	6,982	7,629	(647)	(8%)
Fee income	2,444	2,064	380	18%
Income from marketable securities and idle funds	-	131	(131)	(100%)
Total investment income	$ 47,889	$ 42,006	$ 5,883	14%

Net investment income	$ 31,166	$ 27,164	$ 4,002	15%
Net investment income per share	$ 0.57	$ 0.54	$ 0.03	6%

Distributable net investment income (1)	$ 33,435	$ 28,753	$ 4,682	16%
Distributable net investment income per share (1)	$ 0.61	$ 0.57	$ 0.04	7%

Net increase in net assets resulting from operations	$ 31,450	$ 16,812	$ 14,638	87%
Net increase in net assets resulting from operations per share	$ 0.57	$ 0.33	$ 0.24	73%

The $5.9 million increase in total investment income in the first quarter of 2017 from the comparable period of the prior year was principally attributable to (i) a $6.3 million increase in interest income primarily related to higher average levels of investment portfolio debt investments and increased activities involving existing investment portfolio debt investments and (ii) a $0.4 million increase in fee income, partially offset by a $0.6 million decrease in dividend income from investment portfolio equity investments. The $5.9 million increase in total investment income in the first quarter of 2017 includes an increase of $2.7 million primarily related to higher accelerated prepayment and repricing activity for certain investment portfolio debt investments when compared to the same period in 2016.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $14.5 million in the first quarter of 2017 from $13.3 million for the corresponding period of 2016. This comparable period increase in cash operating expenses was principally attributable to (i) a $0.6 million increase in compensation expense related to increases in the number of personnel, base compensation levels and incentive compensation accruals, (ii) a $0.5 million increase in general and administrative expenses, primarily related to non-recurring professional fees and other expenses incurred on certain potential new portfolio investment opportunities which were terminated during the due diligence and legal documentation processes, and (iii) a $0.4 million increase in interest expense, primarily due to the higher average interest rate and balance outstanding on our long-term revolving credit facility ("Credit Facility") in the first quarter of 2017, with these increases partially offset by a $0.4 million increase in the expenses allocated to our external investment manager, a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"), in each case when compared to the same period in the prior year. Our Operating Expense to Assets Ratio was 1.6% on an annualized basis for the first quarter of 2017, compared to 1.4% on an annualized basis for the first quarter of 2016 and 1.5% for the year ended December 31, 2016.

The $4.7 million increase in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, was primarily due to the higher level of total investment income, partially offset by higher operating expenses as discussed above.(1) Distributable net investment income on a per share basis for the first quarter of 2017 reflects (i) an increase of approximately $0.05 per share from the comparable period in 2016 attributable to the net increase in the comparable levels of accelerated prepayment and repricing activity for certain investment portfolio debt investments and (ii) a greater number of average shares outstanding compared to the corresponding period in 2016 primarily due to shares issued through offerings under our at-the-market, or ATM, program.

The $14.6 million change in the net increase in net assets resulting from operations was primarily the result of (i) a $14.0 million increase in the net realized gain (loss) from investments, (ii) a $9.8 million improvement in net change in unrealized appreciation (depreciation) from portfolio investments and Small Business Investment Company ("SBIC") debentures, including accounting reversals relating to realized gains (losses), from net unrealized depreciation of $26.2 million for the first quarter of 2016 to net unrealized depreciation of $16.4 million for the first quarter of 2017, and (iii) a $4.0 million increase in net investment income as discussed above, partially offset by (i) a $5.2 million realized loss on the repayment of SBIC debentures outstanding at our wholly owned subsidiary Main Street Capital II, LP ("MSC II") which had previously been accounted for on the fair value method of accounting and (ii) a $7.9 million increase in the income tax provision from an income tax benefit of $2.3 million for the first quarter of 2016 to an income tax provision of $5.6 million for the first quarter of 2017. The net realized gain from investments of $27.6 million for the first quarter of 2017 was primarily the result of (i) the net realized gain of $22.3 million on the exit of two LMM investments, (ii) the realized gain of $2.6 million on the exit of one private loan investment and (iii) the net realized gain of $2.5 million due to activity in our other portfolio. The realized loss of $5.2 million on the repayment of SBIC debentures is related to the previously recognized bargain purchase gain resulting from recording the MSC II debentures at fair value on the date of the acquisition of MSC II in 2010. The effect of the realized loss is offset by the reversal of all previously recognized unrealized depreciation on these SBIC debentures due to fair value adjustments since the date of the acquisition.

The following table provides a summary of the total net unrealized depreciation of $16.4 million for the first quarter of 2017:

	Three Months Ended March 31, 2017
	LMM (a)	Middle Market	Private Loan	Other (b)	Total
	(dollars in millions)
Accounting reversals of net unrealized appreciation recognized in prior periods due
to net realized gains recognized during period	$ (20.0)	$ (1.8)	$ (1.4)	$ (1.1)	$ (24.3)
Net unrealized appreciation (depreciation) relating to portfolio investments	2.2	(2.0)	(3.3)	5.3	2.2
Total net change in unrealized appreciation (depreciation) relating to portfolio investments	$ (17.8)	$ (3.8)	$ (4.7)	$ 4.2	$ (22.1)

Net unrealized appreciation relating to SBIC debentures (c)					5.7
Total net change in unrealized depreciation					$ (16.4)

(a)	LMM includes unrealized appreciation on 22 LMM portfolio investments and unrealized depreciation on 15 LMM portfolio investments.
(b)	Other includes $2.9 million of unrealized appreciation relating to the External Investment Manager and $2.4 million of net unrealized appreciation relating to our other portfolio.
(c)

Relates to unrealized appreciation on the SBIC debentures held by MSC II which are accounted for on a fair value basis and includes $6.0 million of accounting reversals resulting from the reversal of previously recognized unrealized depreciation recorded since the date of acquisition of MSC II on the debentures repaid due to fair value adjustments since such date, partially offset by $0.3 million of current period unrealized depreciation on the remaining SBIC debentures.

The income tax provision for the first quarter of 2017 of $5.6 million principally consisted of a deferred tax provision of $4.4 million, which is primarily the result of the net activity relating to our portfolio investments held in our taxable subsidiaries, including changes in net operating loss carryforwards, changes in net unrealized appreciation/depreciation and other temporary book-tax differences, as well as other current tax expense of $1.3 million related to (i) a $0.9 million accrual for excise tax on our estimated undistributed taxable income and (ii) other current tax expense of $0.4 million related to accruals for U.S. federal and state income taxes.

Liquidity and Capital Resources

As of March 31, 2017, we had $33.6 million in cash and cash equivalents and $267.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities.

Several details regarding our capital structure as of March 31, 2017 are as follows:

  Our Credit Facility included $555.0 million in total commitments from a diversified group of fourteen participating lenders, plus an accordion feature which allows us to increase the total commitments under the facility to up to $750.0 million.
  $288.0 million in outstanding borrowings under our Credit Facility, bearing interest at an annual interest rate of 2.7%.
  $240.2 million of outstanding SBIC debentures through our three wholly owned SBIC subsidiaries, with $109.8 million of remaining capacity under the permitted maximum amount of SBIC debentures of $350.0 million. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 3.8% and mature ten years from original issuance. The first maturity related to our SBIC debentures occurs in 2019, and the weighted-average remaining duration was approximately 5.7 years.
  $175.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes"). The 4.50% Notes mature on December 1, 2019 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $90.7 million of notes outstanding that bear interest at a rate of 6.125% per year (the "6.125% Notes"). The 6.125% Notes mature on April 1, 2023, and may be redeemed in whole or in part at our option on or after April 1, 2018. The 6.125% Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."
  Our net asset value totaled $1,243.9 million, or $22.44 per share.

Investment Portfolio Information as of March 31, 2017 (2)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of March 31, 2017:

	As of March 31, 2017
	LMM (a)	Middle Market	Private Loan
	(dollars in millions)
Number of portfolio companies	73	69	49
Fair value	$ 886.6	$ 568.8	$ 384.2
Cost	$ 772.1	$ 588.9	$ 403.7
% of portfolio at cost - debt	67.6%	96.9%	94.0%
% of portfolio at cost - equity	32.4%	3.1%	6.0%
% of debt investments at cost secured by first priority lien	96.1%	88.8%	90.2%
Weighted-average annual effective yield (b)	12.2%	8.6%	9.6%
Average EBITDA (c)	$ 4.6	$ 95.5	$ 24.8

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 37%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including five LMM portfolio companies, one middle market portfolio company and three private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 165% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.8 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.6 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 3.2 to 1.0 and 2.6 to 1.0, respectively.(2) (3) Based upon our internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, and with all new investments initially rated a "3", the weighted-average investment rating for our total LMM investment portfolio was 2.4 as of March 31, 2017 and 2.3 as of December 31, 2016.

As of March 31, 2017, we had other portfolio investments in ten companies, collectively totaling $106.3 million in fair value and $111.8 million in cost basis, which comprised approximately 5.4% of our investment portfolio at fair value.

As of March 31, 2017, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $33.5 million, which comprised approximately 1.7% of our investment portfolio at fair value.

As of March 31, 2017, we had five investments on non-accrual status, which comprised approximately 0.2% of the total investment portfolio at fair value and approximately 2.7% of its cost. Our total portfolio investments at fair value were approximately 105% of the related cost basis as of March 31, 2017.

External Investment Manager

The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-listed business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the first quarter of 2017, the External Investment Manager generated $2.6 million of fee income from this relationship, and HMS Income ended the first quarter of 2017 with total assets of over $1.0 billion. The relationship with HMS Income benefited our net investment income by $2.2 million in the first quarter of 2017 through a $1.5 million reduction of our operating expenses for expenses we allocated to the External Investment Manager for services we provided to it and $0.7 million of dividend income we received from the External Investment Manager.

First Quarter 2017 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, May 5, 2017 at 10:00 a.m. Eastern Time to discuss the first quarter 2017 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, May 12, 2017 and may be accessed by dialing 201-612-7415 and using the passcode 13659933#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's First Quarter 2017 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1)

Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2)	Portfolio company financial information has not been independently verified by Main Street.
(3)	These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, President & COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard - Lascar Associates
Ken Dennard / ken@dennardlascar.com
Mark Roberson / mroberson@dennardlascar.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 12,988	$ 12,615
Affiliate investments	9,899	8,523
Non-Control/Non-Affiliate investments	25,002	20,737
Interest, fee and dividend income	47,889	41,875
Interest, fee and dividend income from marketable
securities and idle funds investments	-	131
Total investment income	47,889	42,006
EXPENSES:
Interest	(8,608)	(8,182)
Compensation	(4,430)	(3,820)
General and administrative	(2,940)	(2,405)
Share-based compensation	(2,269)	(1,589)
Expenses allocated to the External Investment Manager	1,524	1,154
Total expenses	(16,723)	(14,842)
NET INVESTMENT INCOME	31,166	27,164

NET REALIZED GAIN (LOSS):
Control investments	(682)	14,358
Affiliate investments	22,930	-
Non-Control/Non-Affiliate investments	5,317	818
Marketable securities and idle funds investments	-	(1,573)
SBIC debentures	(5,217)	-
Total net realized gain	22,348	13,603

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	(22,091)	(27,529)
Marketable securities and idle funds investments	-	1,457
SBIC debentures	5,665	(146)
Total net change in unrealized depreciation	(16,426)	(26,218)

INCOME TAXES:
Federal and state income, excise and other taxes	(1,252)	(370)
Deferred taxes	(4,386)	2,633
Income tax benefit (provision)	(5,638)	2,263

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 31,450	$ 16,812

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.57	$ 0.54
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.57	$ 0.33

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.555	$ 0.540
Supplemental dividends	-	-
Total dividends	$ 0.555	$ 0.540

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	55,125,170	50,549,780

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	March 31, 2017	December 31, 2016
ASSETS	(Unaudited)

Portfolio investments at fair value:
Control investments	$ 658,239	$ 594,282
Affiliate investments	329,024	375,948
Non-Control/Non-Affiliate investments	992,115	1,026,676
Total investments	1,979,378	1,996,906

Cash and cash equivalents	33,605	24,480
Interest receivable and other assets	37,560	35,133
Receivable for securities sold	8,604	1,990
Deferred financing costs, net	12,603	12,645
Deferred tax asset, net	4,739	9,125

Total assets	$ 2,076,489	$ 2,080,279

LIABILITIES

Credit facility	$ 288,000	$ 343,000
SBIC debentures	239,355	239,603
4.50% Notes	175,000	175,000
6.125% Notes	90,655	90,655
Accounts payable and other liabilities	11,758	14,205
Payable for securities purchased	14,064	2,184
Interest payable	3,471	4,103
Dividend payable	10,252	10,048

Total liabilities	832,555	878,798

NET ASSETS

Common stock	554	543
Additional paid-in capital	1,185,478	1,143,883
Accumulated net investment income, net of cumulative dividends	33,943	19,033
Accumulated net realized gain from investments, net of cumulative dividends	(50,886)	(58,887)
Net unrealized appreciation, net of income taxes	74,845	96,909

Total net assets	1,243,934	1,201,481

Total liabilities and net assets	$ 2,076,489	$ 2,080,279

NET ASSET VALUE PER SHARE	$ 22.44	$ 22.10

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Net investment income	$ 31,166	$ 27,164
Share-based compensation expense	2,269	1,589
Distributable net investment income (1)	$ 33,435	$ 28,753

Per share amounts:
Net investment income per share -
Basic and diluted	$ 0.57	$ 0.54
Distributable net investment income per share -
Basic and diluted (1)	$ 0.61	$ 0.57

(1)

Distributable net investment income is net investment income, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is presented in the table above.